UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2014

PIKE CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	1-32582	20-3112047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Pike Way

Mount Airy, NC 27030

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (336) 789-2171

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On August 4, 2014, Pike Corporation, a North Carolina corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pioneer Parent, Inc., a Delaware corporation (“Parent”), and Pioneer Merger Sub, Inc., a North Carolina corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent is owned by an investment fund affiliated with Court Square Capital Partners (“Sponsor”), and J. Eric Pike, Chairman and Chief Executive Officer of the Company, will become a shareholder of Parent prior to the Merger.

Upon closing of the Merger, each share of the Company’s common stock, par value $0.001 per share (“Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), will be cancelled and converted into the right to receive $12.00 in cash (the “Merger Consideration”), without interest and less any applicable withholding taxes, other than shares of Common Stock held by Parent, Merger Sub, Mr. Pike, the Joe B. / Anne A. Pike Generation Skipping Trust (the “Trust”) and Takuan, LLC, an entity controlled and solely owned by Mr. Pike (together with Mr. Pike and the Trust, the “JEP Investors”), and by any of the Company’s shareholders who are entitled to and properly exercise appraisal rights under North Carolina law.

Pursuant to the Merger Agreement, each option to purchase shares of Common Stock granted under the Company’s compensation plans, whether vested or unvested and regardless of the exercise price, that is outstanding immediately prior to the Effective Time, will, as of the Effective Time, become fully vested and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock subject to such option as of immediately prior to the Effective Time and (ii) the excess, if any, of $12.00 over the exercise price per share of Common Stock subject to such option, less such amounts as are required to be withheld or deducted under applicable tax provisions. In addition, each award of restricted stock units with respect to shares of Common Stock that is outstanding immediately prior to the Effective Time, will, as of the Effective Time, become fully vested and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock subject to the award and (ii) $12.00, less such amounts as are required to be withheld or deducted under applicable tax provisions. Each restricted share of Common Stock that is outstanding immediately prior to the Effective Time will, as of the Effective Time, become fully vested and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to $12.00, less such amounts as are required to be withheld or deducted under applicable tax provisions.

A special committee (the “Special Committee”) consisting solely of independent and disinterested members of the Company’s Board of Directors (the “Board”) unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders (other than the JEP Investors), and unanimously recommended that the Board adopt and declare advisable the Merger Agreement and the transactions contemplated therein, including the Merger, and that the Board recommend that the Company’s shareholders vote for the approval of the Merger Agreement. In determining to make its recommendation to the Board, the Special Committee considered, among other things, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, the independent financial advisor to the Special Committee, to the effect that, as of the date of its opinion and subject to the various assumptions and limitations therein, the Merger Consideration to be received by the Company’s shareholders (other than the JEP Investors) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

Based on the Special Committee’s recommendation, the Board unanimously (other than Mr. Pike) (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders (other than the JEP Investors), (ii) adopted and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated therein, including the Merger, and (iii) resolved to recommend that the Company’s shareholders vote for the approval of the Merger Agreement.

Shareholders of the Company will be asked to vote on the approval of the Merger Agreement at a special meeting of shareholders that will be held on a date to be announced. The closing of the Merger is subject to a non-waivable condition that the Merger Agreement be approved by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon (the “Company Shareholder Approval”). Consummation of the Merger is also subject to certain other customary conditions, including, among others, (i) the absence of any law, injunction or similar order prohibiting or making illegal the consummation of the Merger, (ii) the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) less than ten percent of the Company’s shareholders having properly exercised appraisal rights. Each party’s obligation to consummate the Merger also is subject to certain additional customary closing conditions that include the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. The Merger Agreement does not contain a financing condition.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, agreements to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, not to engage in certain kinds of transactions during this period, and to convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval.

Parent has obtained debt and equity financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, together with the proceeds of the equity rollover investment from the JEP Investors, and the available cash of the Company, will be sufficient for Parent to pay the aggregate Merger Consideration and all related fees and expenses. An investment fund affiliated with Sponsor has committed to capitalize Parent, on or prior to the closing of the Merger, with an aggregate equity contribution in an amount up to $190,000,000 subject to the terms and conditions set forth in an equity financing commitment letter, dated as of August 4, 2014. In addition, the JEP Investors have entered into a rollover equity financing commitment letter, dated as of August 4, 2014, pursuant to which the JEP Investors have committed to contribute to Parent approximately 1,644,275 shares of Common Stock and approximately $1,078,000 received by Mr. Pike attributable to options to purchase shares of Common Stock and restricted shares of Common Stock cancelled pursuant to the Merger Agreement, in exchange for equity interests in Parent.

JPMorgan Chase Bank, N.A., KeyBank National Association and SunTrust Bank (collectively, the “Lenders”) have committed to provide debt financing for the transaction, consisting of (i) a $290.0 million senior secured first lien term loan facility, (ii) a $100.0 million senior secured first lien revolving credit facility, and (iii) a $150.0 million senior secured second lien term loan facility, each on the terms and conditions set forth in a commitment letter (the “Debt Commitment Letter”), dated as of August 4, 2014, issued by the Lenders. The obligations of the Lenders to provide debt financing under the Debt Commitment Letter are subject to a number of customary conditions, including, without limitation, execution and delivery by the borrower and the guarantors of definitive documentation consistent with the

Debt Commitment Letter and the documentation standards specified therein. The final termination date for the Debt Commitment Letter is January 2, 2015.

Pursuant to the terms of a “go-shop” provision in the Merger Agreement, during the period beginning on the date of the Merger Agreement and continuing until 12:01 a.m. (New York time) on September 4, 2014 (the “No-Shop Period Start Date”), the Company and its subsidiaries and their respective representatives may initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information to such third parties (pursuant to confidentiality agreements) and participate in discussions and negotiations with such third parties regarding alternative acquisition proposals. Beginning on the No-Shop Period Start Date, the Company will become subject to customary “no shop” restrictions on its, its subsidiaries’ and their respective representatives’ abilities to initiate, solicit or encourage alternative acquisition proposals from third parties and to provide information to, or participate in discussions or negotiations with, third parties regarding alternative acquisition proposals. However, until (and including) September 17, 2014, the Company and its subsidiaries and their respective representatives may continue to engage in the foregoing activities with any third party that made a written alternative acquisition proposal prior to the No-Shop Period Start Date that the Special Committee has determined in good faith, after consultation with outside counsel and its financial advisor, is or would reasonably be expected to result in a Superior Proposal (as defined below) (each, an “Excluded Party”).

Notwithstanding the limitations applicable after the No-Shop Period Start Date, prior to the Company Shareholder Approval, the Board may change its recommendation (a “Change of Recommendation”) in order to approve, and authorize the Company to enter into, an alternative acquisition proposal if the Board has determined in good faith, after consultation with outside legal counsel and its financial advisor and upon recommendation thereof by the Special Committee, that such alternative acquisition proposal would be more favorable to the Company’s shareholders (other than the JEP Investors) than the Merger and the other transactions contemplated by the Merger Agreement, taking into account, among other things, all of the terms and conditions of such acquisition proposal (including the financing, likelihood and timing of consummation thereof) and the Merger Agreement (taking into account any adjustments to the Merger Agreement as described below) (a “Superior Proposal”). However, prior to taking the actions described above, the Company must provide Parent with at least four business days advance written notice (the “Notice Period”) of its intention to effect a Change of Recommendation and/or to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, which notice shall specify the material terms of the alternative acquisition proposal received by the Company that constitutes a Superior Proposal. To the extent Parent wishes to negotiate, the Company must, and must cause its representatives to, negotiate with Parent in good faith during the Notice Period to make such adjustments in the terms and conditions of the Merger Agreement and the equity and debt financing as would permit the Board not to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal. Following the Notice Period, and taking into account any changes to the Merger Agreement and the debt and equity financing or other arrangements offered in writing by Parent prior to the end of the Notice Period, the Special Committee and the Board must determine in good faith (i) after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable law not to effect the Change of Recommendation and (ii) after consultation with outside counsel and their financial advisors, that the alternative acquisition proposal received by the Company continues to constitute a Superior Proposal. If the alternative acquisition proposal is subsequently modified in any material respect by the party making such proposal, the Company must provide written notice of such modified alternative acquisition proposal to Parent and shall again follow the above process and provide Parent with an additional two business days’ notice prior to effecting any Change of Recommendation and/or termination of the Merger Agreement.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent (or one or more of its designees) a termination fee. In the event the Merger Agreement is terminated by the Company on or prior to September 17, 2014 in connection with the Company entering into an alternative acquisition agreement in respect of a Superior Proposal with an Excluded Party, the termination fee payable by the Company to Parent will be $9,831,193. If the termination fee becomes payable by the Company under any other circumstances, the amount of the termination fee will be $15,729,910. Upon termination of the Merger Agreement under specified circumstances, the Company will also be required to pay to Parent the documented out-of-pocket expenses incurred by Parent and its affiliates in connection with the Merger Agreement and the debt and equity financing and the transactions contemplated thereby in an amount not to exceed $2 million. The Merger Agreement also provides that Parent will be required to pay the Company a termination fee of $23,594,864 if the Merger Agreement is terminated under certain circumstances because Parent and Merger Sub fail to complete the Merger or they breach or fail to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the Merger Agreement such that conditions to the consummation of the Merger cannot be satisfied.

In addition to the foregoing termination rights, and subject to certain limitations, either the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by January 2, 2015.

An investment fund affiliated with Sponsor has provided the Company with a limited guarantee in favor of the Company, guaranteeing the payment obligations of Parent to the Company pursuant to the financing covenants and termination fee provisions of the Merger Agreement, up to an amount not to exceed $23,844,864.

The Merger Agreement has been filed as an exhibit hereto to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties and/or covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties and/or covenants contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties and/or covenants set forth in the Merger Agreement. Moreover, certain representations and warranties and/or covenants contained in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties and/or covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

Voting and Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the JEP Investors entered into a Voting and Support Agreement with the Company and Parent (the “Voting Agreement”). As of August 1, 2014, the JEP Investors held shares of Common Stock representing approximately 6.4% of the Company’s total issued and outstanding shares.

Pursuant to the Voting Agreement, the JEP Investors have agreed to vote, or cause to be voted, all outstanding shares of Common Stock owned by them in favor of (i) the approval of the Merger Agreement and the other transactions contemplated thereby and (ii) any proposal to adjourn or postpone a meeting of the Company’s shareholders if there are not sufficient votes to approve the Merger Agreement, and against any action, proposal, transaction or agreement that is not recommended by the Company’s Board for approval and that would reasonably be expected to (x) result in a breach of any covenant, representation, warranty or other obligation or agreement of the Company set forth in the Merger Agreement, (y) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or (z) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

In addition, pursuant to the Voting Agreement, the JEP Investors have agreed, in the event the Merger Agreement has not been terminated, to vote their shares of Common Stock against (i) any alternative acquisition proposal, (ii) any material change in the present capitalization of the Company or any amendment of the Company’s articles of incorporation or bylaws (other than the transactions contemplated by the Merger Agreement), or (iii) any other material change in the Company’s corporate structure or business (other than the transactions contemplated by the Merger Agreement).

The Voting Agreement will terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by the full text of the Voting Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On August 3, 2014, the Board approved an amendment to the Amended and Restated Bylaws of the Company to add a new Section 6.10, effective August 4, 2014, providing that, subject to certain exclusions, the state courts of North Carolina or the United States District Court for the Middle District of North Carolina will be the exclusive forum for certain legal actions. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, a copy of which is filed as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 8.01.	Other Events.

On August 4, 2014, the Company issued a press release announcing the proposed Merger. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

On August 4, 2014, the Company also engaged in various communications with employees concerning the proposed Merger. Copies of those communications are filed as Exhibits 99.2 and 99.3 hereto and are incorporated by reference herein.

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Sponsor and Mr. Pike and their respective affiliates. In connection with the proposed Merger, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to the Company’s shareholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of the proxy statement, when available, and other relevant documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the proxy statement, when available, and other relevant documents from the Company’s website at http://www.pike.com or by directing a request to: Pike Corporation, 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030, Attn: Investor Relations, (336) 719-4622.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed to be “participants” in the solicitation of proxies from the shareholders of the Company in connection with the proposed Merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed Merger, which may be different than those of the Company’s shareholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Shareholders can find information about the Company and its directors and executive officers and their ownership of the Company’s common stock in the Company’s definitive proxy statement for its most recent annual meeting of shareholders, which was filed with the SEC on September 17, 2013, and in Forms 4 of directors and executive officers filed with the SEC subsequent to that date.

Forward-Looking Statements

Statements in this Current Report on Form 8-K and the exhibits furnished or filed herewith that relate to future results and events are forward-looking statements based on the Company’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, are statements that could be deemed forward-looking statements. Risks, uncertainties and other factors include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the inability to complete the proposed Merger due to the failure to obtain shareholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; (iii) the failure to obtain the necessary financing arrangements as set forth in the debt and equity commitment letters delivered pursuant to the Merger Agreement, or the failure of the proposed Merger to close for any other reason; (iv) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against the Company and others relating to the Merger Agreement; (vi) the risk that the pendency of the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed Merger; (vii) the effect of the announcement of the proposed Merger on the Company’s relationships with its customers, operating results and business generally; and (viii) the amount of the costs, fees, expenses and charges related to the proposed Merger. Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended June 30, 2013, which was filed with the SEC on September 4, 2013, under the heading “Item 1A. Risk Factors,” and in subsequently filed Forms 10-Q and 8-K. The forward-looking statements represent the Company’s views as of the date on which such statements were made and the Company undertakes no obligation to publicly update such forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit No.	Exhibit Description

2.1*	Agreement and Plan of Merger, dated as of August 4, 2014, by and among Pike Corporation, Pioneer Parent, Inc. and Pioneer Merger Sub, Inc.

3.1	Amendment to Amended and Restated Bylaws of Pike Corporation

10.1	Voting and Support Agreement, dated as of August 4, 2014, by and among Pike Corporation, Pioneer Parent, Inc. and the shareholders listed on the signature pages thereto

10.2	Compensatory arrangement with certain directors

99.1	Press Release issued by Pike Corporation, dated August 4, 2014

99.2	Communication from J. Eric Pike to employees, transmitted on August 4, 2014

99.3	Frequently Asked Questions for employees, dated August 4, 2014

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIKE CORPORATION

Date: August 4, 2014	By:	/s/ Anthony K. Slater
	Name:	Anthony K. Slater
	Title:	Executive Vice President and Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

EXHIBITS

CURRENT REPORT

ON

FORM 8-K

Date of Event Reported:	Commission File No:
August 3, 2014	1-32582

PIKE CORPORATION

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1*	Agreement and Plan of Merger, dated as of August 4, 2014, by and among Pike Corporation, Pioneer Parent, Inc. and Pioneer Merger Sub, Inc.

3.1	Amendment to Amended and Restated Bylaws of Pike Corporation

10.1	Voting and Support Agreement, dated as of August 4, 2014, by and among Pike Corporation, Pioneer Parent, Inc. and the shareholders listed on the signature pages thereto

10.2	Compensatory arrangement with certain directors

99.1	Press Release issued by Pike Corporation, dated August 4, 2014

99.2	Communication from J. Eric Pike to employees, transmitted on August 4, 2014

99.3	Frequently Asked Questions for employees, dated August 4, 2014

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.